Exhibit 99

#05V – February 13, 2013	Contact:	Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Fourth Quarter and Full-Year 2012 Results

Hartsville, S.C. – Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its fourth quarter and full-year 2012.

Fourth Quarter Highlights

•	Fourth quarter 2012 GAAP earnings per diluted share were $.42, compared with $.29 in 2011.

•

Fourth quarter 2012 GAAP results include $.14 per diluted share in net after-tax charges related to restructuring activities and taxes on the repatriation of cash, partially offset by excess insurance settlement gains. Fourth quarter 2011 GAAP results included a net after-tax charge of $.17 per diluted share related to restructuring activities, acquisition items and income tax reserve adjustments, partially offset by excess insurance settlement gains.

•

Base net income attributable to Sonoco (base earnings) for fourth quarter 2012 was $.56 per diluted share, compared with $.46 in 2011. (See base earnings definition and reconciliation later in this release.) Sonoco previously provided fourth quarter base earnings guidance of $.52 to $.56 per diluted share.

•	Fourth quarter 2012 net sales were a record $1.18 billion, up 4 percent, compared with $1.13 billion in 2011.

Full-Year Results

•	Full-year 2012 GAAP earnings per diluted share were $1.91, compared with $2.13 in 2011.

•

Full-year 2012 GAAP earnings include $.30 per diluted share in after-tax restructuring charges and tax items, partially offset by excess insurance settlement gains. In comparison, 2011 GAAP results include $.16 per diluted share in after-tax restructuring charges, acquisition expenses and acquisition inventory step-up costs, partially offset by net positive adjustments to valuation allowances on deferred tax assets.

•	Full-year 2012 base earnings were $2.21 per diluted share, compared with $2.29 in 2011. Sonoco previously provided full-year 2012 guidance of $2.17 to $2.21 per diluted share.

•	Net sales reached a record $4.79 billion, up 6 percent, compared with $4.50 billion in 2011.

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Free cash flow totaled $101.2 million in 2012, compared with a use of cash of $31.9 million in 2011. (Free cash flow is defined as cash flow from operations minus net capital expenditures and dividends.)

Increased 2013 Earnings Guidance and Debt Repayment

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Full-year 2013 base earnings guidance is expected to be $2.26 to $2.34 per diluted share, reflecting an improvement of $.02 per share, after tax, in expected pension expense compared to prior guidance. Base earnings for the first quarter of 2013 are estimated to be $.50 to $.54 per diluted share.

•	2013 free cash flow is projected to be approximately $130 million.

•

In January 2013, Sonoco repaid the $135 million outstanding balance of the term loan it incurred in conjunction with the 2011 Tegrant Holding Corp. (Tegrant) acquisition, together with approximately $98 million of commercial paper, using accumulated cash repatriated from outside the United States.

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1 North Second Street

Hartsville, S.C. 29550 USA

sonoco.com

Sonoco Reports Fourth Quarter and Full-Year 2012 Results – page 2

Fourth Quarter Review

Commenting on the Company’s fourth quarter results, Chairman and Chief Executive Officer Harris E. DeLoach Jr. said, “Base earnings increased 21 percent over last year’s fourth quarter while gross profit improved 10 percent and base earnings before interest and taxes (EBIT) gained 7 percent. A lower effective tax rate drove a significant part of the base earnings improvement. The improvement in base EBIT stemmed from much stronger productivity, the addition of Tegrant and modest volume gains. These favorable factors were partially offset by a slightly negative price/cost relationship and higher maintenance, labor, pension, interest and other expenses.

“Operating profits from our Paper and Industrial Converted Products segment rose 23 percent in the fourth quarter as the segment generated its strongest fourth quarter earnings performance since 2007. The segment’s improvement was due to higher volume and strong productivity gains. Tons produced in the Company’s North America paperboard mills increased 7 percent with less downtime that aided productivity and helped offset a negative price/cost relationship stemming from rising recovered paper prices.

“Our Protective Solutions segment reported an 82 percent year-over-year improvement in operating profits during the fourth quarter driven largely by last year’s addition of Tegrant.

“Our Consumer Packaging segment continued to suffer from soft demand, reporting a 16 percent decline in operating profits. In addition to lower volumes across most of our consumer packaging businesses, segment operating profits were also impacted by higher labor, pension and other costs. These negative factors were partially offset by productivity improvements and a positive price/cost relationship. Operating profits from our Display and Packaging segment improved 165 percent for the quarter due primarily to an improved mix of business and productivity.”

GAAP net income attributable to Sonoco in the fourth quarter was $42.8 million, or $.42 per diluted share, compared with $29.5 million, or $.29 per diluted share, in 2011. Base earnings were $57.1 million, or $.56 per diluted share, in the fourth quarter, compared with $47.1 million, or $.46 per diluted share, in 2011. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, acquisition expenses and certain tax and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

Fourth quarter 2012 base earnings excluded after-tax charges of $4.8 million, or $.05 per diluted share, stemming from previously announced restructuring activities and after-tax benefits of $1.2 million, or $.01 per diluted share, from insurance settlements and a favorable contingent purchase price adjustment. Also excluded was a net income tax charge of $10.8 million, or $.10 per diluted share, largely consisting of an $11.7 million tax expense related to the repatriation of accumulated offshore cash. Items excluded from base earnings in the 2011 fourth quarter included: restructuring expenses and impairment charges of $9.9 million, after-tax, or $.10 per diluted share, primarily due to several plant closures; acquisition-related costs of $4.3 million, after tax, or $.04 per diluted share; acquisition inventory step-up cost of $2.0 million, after tax, or $.02 per share; a $2.5 million after-tax gain, or $.02 per share, on insurance proceeds in excess of recognized fire damage property losses; and $3.9 million, or $.03 per diluted share, from deferred tax valuation increases related to plant closures.

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Sonoco Reports Fourth Quarter and Full-Year 2012 Results – page 3

Additional information about base earnings and base earnings per diluted share, along with reconciliation to the most closely applicable GAAP financial measures, is provided later in this release.

Net sales for the fourth quarter were $1.18 billion, compared with $1.13 billion in the same period in 2011. This 4 percent increase was due to $46 million of added sales from the prior year’s acquisition of Tegrant. Improved volumes, particularly in the Display and Packaging and Paper and Industrial Converted Products segments, were offset by lower selling prices, principally in the Paper and Industrial Converted Products segment.

Gross profits were $204 million in the fourth quarter of 2012, compared with $185 million in the same period in 2011. Gross profit as a percent of sales was 17.3 percent, compared with 16.4 percent in the same period in 2011. The improvement in total gross profits was due to the current year inclusion of Tegrant along with improved volume/mix and higher productivity which was partially offset by higher labor, pension and other costs. The Company’s fourth quarter selling, general and administrative (SG&A) expenses increased 6 percent year over year, primarily due to the inclusion of Tegrant. SG&A expenses were 9.5 percent of net sales in the 2012 period, compared with 9.4 percent in 2011.

Cash generated from operations in the fourth quarter was $111.4 million, compared with $113.4 million in the same period in 2011. Capital expenditures, net of proceeds from asset sales, and cash dividends were $44.8 million and $30.2 million, respectively, compared with $47.6 million and $29.0 million, respectively, during the same period in 2011.

2012 Results

Net sales for 2012 increased 6 percent to a record $4.79 billion, compared with $4.50 billion in 2011. Net income attributable to Sonoco for 2012 was $196.0 million, or $1.91 per diluted share, compared with $217.5 million, or $2.13 per diluted share, in 2011. Earnings in 2012 were negatively impacted by after-tax restructuring and acquisition charges, net of gains from property sales and excess insurance recoveries, totaling $20.1 million, or $.19 per diluted share and net income tax charges of $10.8 million, or $.11 per diluted share, relating primarily to the previously discussed repatriation of offshore cash. Earnings in 2011 were negatively impacted by $16.1 million, after tax, or $.16 per diluted share, due to the following: restructuring and impairment charges of $25.5 million, after tax, or $.25 per diluted share; acquisition-related costs of $6.6 million, after tax, or $.07 per diluted share; and acquisition inventory step-up costs of $2.0 million, or $.02 per share; offset by a $3.1 million after-tax gain, or $.03 per share, on insurance proceeds in excess of recognized fire damaged property losses; and a gain of $15.0 million, or $.15 per share, due to reduction in tax expense resulting from valuation allowance adjustments on deferred tax assets.

2012 base earnings were $226.9 million, or $2.21 per diluted share, compared with $233.6 million, or $2.29 per diluted share, in 2011. This 3 percent year-over-year decline in base earnings stemmed from lower volume, a negative mix of business and higher pension, labor and other expenses. These negative factors were partially offset by productivity improvements, acquisitions net of associated interest, and a positive price/cost relationship.

Gross profit increased 11.5 percent year over year to $844 million, compared with $757 million in 2011, with the increase largely attributable to the inclusion of Tegrant. Gross profit as a percent of sales increased in 2012 to 17.6 percent, compared with 16.8 percent in 2011.

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Sonoco Reports Fourth Quarter and Full-Year 2012 Results – page 4

Cash generated from operations in 2012 was $403.9 million, compared with $245.3 million in 2011. The year-over-year improvement reflects lower pension and postretirement benefit plan contributions which were $75.1 million in 2012 compared with $142.1 million in 2011. Beneficial changes in working capital components and lower management incentives paid compared to the prior year also contributed to the improvement. Capital expenditures, net of proceeds from asset sales, and cash dividends were $182.9 million and $119.8 million, respectively, during 2012, compared with $162.3 million and $115.0 million, respectively, in 2011. Free cash flow increased in 2012 to $101.2 million and was negative in 2011 by $31.9 million.

As of December 31, 2012, total debt was approximately $1.37 billion, an $86.4 million increase from the Company’s year-end 2011 total debt of $1.29 billion. Cash and cash equivalents as of the end of 2012 was $373.1 million, compared with $175.5 million at the end of 2011. The Company’s debt-to-total capital ratio was 47.7 percent at the end of 2012, compared with 47.4 percent at year-end 2011.

In December 2012, the Company recorded a transaction to repatriate a total of $260 million of accumulated offshore cash, recognizing $11.7 million of related tax expense. In January 2013, the Company received $233 million of those funds, using $135 million to pay off a term loan issued in November 2011 as part of the financing of the Tegrant acquisition and the remainder to pay down commercial paper. The Company expects to move the remaining $27 million during the balance of 2013 and use those funds to repay debt.

2012 Overview

According to DeLoach, “Our performance in 2012 was not what we expected when we began the year. We did not fully anticipate the negative impact that rising commodity costs would have on consumers’ spending for packaged food, or the extent to which the European recession and slowing emerging market economies would reduce demand in our industrial-related businesses. We also incurred some self-inflicted operating issues which increased costs and reduced productivity. That said, we generated record sales and gross profits in 2012 and significantly improved free cash flow. In addition, we made significant strides in integrating Tegrant and further expanding our new Protective Solutions segment.

“As we enter 2013, the global economic outlook remains cloudy. However, we have addressed our recent operating missteps and are poised to take advantage of any improvement in market conditions. The repatriation of offshore cash, and the related pay down of outstanding debt, provides us with improved financial flexibility to invest in the business and/or return cash to our shareholders. In addition, we expect to use free cash flow in 2013 to further reduce debt by about $120 million.”

Corporate

Net interest expense for the fourth quarter of 2012 increased to $14.5 million, compared with $12.8 million during the same period in 2011. The increase was due to higher debt levels as a result of the acquisition of Tegrant. The effective tax rate on GAAP earnings for the fourth quarter of 2012 was 44.4 percent, compared with 51.1 percent for the same period in 2011. These higher than normal rates reflect an $11.7 million additional current year tax expense associated with the repatriation of cash, while the prior year rate was negatively affected by a greater percentage of the Company’s income being generated in higher tax jurisdictions, the unfavorable effect of timing differences on the manufacturing deduction, and a deferred tax valuation adjustment related to

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Sonoco Reports Fourth Quarter and Full-Year 2012 Results – page 5 restructuring. The effective tax rate on base earnings was 30.7 percent and 39.0 percent in the fourth quarters of 2012 and 2011, respectively. The variance in the annual tax rate on GAAP earnings between 36.1 percent in 2012 and 27.6 percent in 2011 is attributable primarily to taxes on dividends received from the Company’s foreign subsidiaries, which increased the 2012 rate, and favorable valuation allowance adjustments in 2011, which lowered last year’s rate.

First Quarter and Full-Year 2013 Outlook

Sonoco expects first quarter 2013 base earnings to be in the range of $.50 to $.54 per diluted share. The Company’s first quarter 2012 base earnings were $.52 per diluted share. Annual base earnings per diluted share are expected to be in the range of $2.26 to $2.34, with a projected midpoint of $2.30 per diluted share. The Company’s midpoint guidance assumes a $.22 per share improvement stemming from modest volume growth, productivity improvements and a slightly positive price/cost relationship. Offsetting these improvements is approximately $.11 in negative items, including an estimated $.07 per share impact from higher year-over-year pension expenses. Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the uncertainty regarding the global economy and fluctuating raw material prices and other costs, actual results could vary substantially.

Commenting on the Company’s outlook, Jack Sanders, Sonoco’s president, chief operating officer and CEO-elect said, “The first quarter is historically our weakest quarter due to slow seasonal demand, particularly in the industrial-focused and Protective Solution businesses. We are projecting similar year-over-year results in the first quarter on expectations that global economic conditions will not significantly improve and consumer spending will remain sluggish. Until we have a clearer view of economic conditions, we will continue to develop and implement contingency plans to reduce costs in all of our businesses.”

Segment Review

Sonoco reports its financial results in four operating segments: Consumer Packaging, Paper and Industrial Converted Products, Display and Packaging, and Protective Solutions. Effective this quarter and for 2012, the Company has changed the name of the former Packaging Services segment to Display and Packaging and the former Protective Packaging segment to Protective Solutions to better reflect the segments’ business activities. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging

Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; metal and peelable membrane ends and closures; and global brand artwork management.

Fourth quarter 2012 sales for the segment were $464 million, compared with $485 million in the fourth quarter of 2011. Segment operating profit was $40.1 million in the fourth quarter, compared with $47.8 million in the same quarter of 2011.

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Sonoco Reports Fourth Quarter and Full-Year 2012 Results – page 6

Sales declined in the quarter due primarily to lower overall volumes and negative changes in product mix. Segment operating profit declined 16 percent in the quarter as productivity improvements were unable to offset negative volume and product mix changes along with higher pension, labor and other expenses.

Paper and Industrial Converted Products

The Paper and Industrial Converted Products segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and other recycled materials.

Fourth quarter 2012 sales for the segment were $448 million, compared with $452 million in the fourth quarter of 2011. Segment operating profit was $36.3 million in the fourth quarter, compared with $29.4 million in the fourth quarter of 2011.

Sales declined less than 1 percent in the fourth quarter as lower recovered paper prices in the Company’s recycling operations were offset by improved volumes in trade paper sales and recycling. Operating profits improved 23 percent year over year due to strong productivity improvement, volume gains and a positive change in the mix of business. These positive factors were partially offset by a negative price/cost relationship and higher pension, labor, freight and other costs.

Display and Packaging

The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; and paper amenities, such as coasters and glass covers.

Fourth quarter 2012 sales for this segment were $130 million, compared with $109 million in the fourth quarter of 2011. Segment operating profit was $4.5 million in the quarter, compared with $1.7 million in the same quarter of 2011.

Sales increased 19 percent from last year’s fourth quarter due to low-margin volume growth, primarily in international packaging fulfillment activities. Quarterly operating profit for the segment increased 165 percent year over year due primarily to an improved mix of business as productivity improvements were offset by higher labor and other costs.

Protective Solutions

The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; temperature-assurance packaging; and retail security packaging.

Fourth quarter 2012 sales were $133 million, compared with $84 million in the fourth quarter of 2011. Operating profit for the fourth quarter was $9.5 million, compared with $5.2 million in the fourth quarter of 2011.

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Sonoco Reports Fourth Quarter and Full-Year 2012 Results – page 7

The year-over-year improvement in this segment’s quarterly sales and operating profits was attributable to Tegrant and largely driven by the timing of the acquisition. However, higher volume and an improved mix of business during the period following the anniversary of its November 8, 2011, acquisition also contributed to the improvement. Quarterly sales in the legacy protective packaging business were essentially flat, while operating profit improved fractionally year over year due to a slightly positive price/cost relationship.

Conference Call Webcast

Sonoco will host its regular quarterly conference call today, Wednesday, February 13, 2013, at 1 p.m. ET, to review its fourth quarter and full-year 2012 financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com, under the Investor Relations section. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 888-286-8010 and international callers at +617-801-6888. The replay passcode for both U.S. and international calls is 68437257. The archived call will be available through February 23, 2013. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco

Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging and packaging supply chain services. With annualized net sales of approximately $4.8 billion, the Company has more than 19,000 employees working in over 340 operations in 34 countries, serving many of the world’s best-known brands in some 85 nations. Sonoco is a proud member of the 2012/2013 Dow Jones Sustainability World Index. For more information on the Company, visit our website at sonoco.com.

Forward-looking Statements

Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “will,” “would,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods and creation of long-term value for shareholders.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

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Sonoco Reports Fourth Quarter and Full-Year 2012 Results – page 8

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing business on operating results;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or its suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures, demand for products and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores, and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, sonoco.com.

References to our Website Address

References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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Sonoco Reports Fourth Quarter and Full-Year 2012 Results – page 9

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011

Net sales	$1,175,870	$1,129,573	$4,786,129	$4,498,932
Cost of sales	971,870	944,829	3,942,497	3,742,149

Gross profit	204,000	184,744	843,632	756,783
Selling, general and administrative expenses	112,025	105,982	463,715	397,477
Restructuring/Asset impairment charges	8,694	12,883	32,858	36,826

Income before interest and income taxes	$83,281	$65,879	$347,059	$322,480
Net interest expense	14,464	12,829	59,985	38,074

Income before income taxes and equity earnings of affiliates	68,817	53,050	287,074	284,406
Provision for income taxes	30,558	27,120	103,759	78,423

Income before equity in earnings of affiliates	38,259	25,930	183,315	205,983
Equity in earnings of affiliates, net of tax	4,569	3,598	12,805	12,061

Net income	42,828	29,528	196,120	218,044
Net loss/(income) attributable to noncontrolling interests	(45)	(13)	(110)	(527)

Net income attributable to Sonoco	$42,783	$29,515	$196,010	$217,517

Weighted average common shares outstanding – diluted	102,648	102,006	102,573	102,173

Diluted earnings per common share	$0.42	$0.29	$1.91	$2.13

Dividends per common share	$0.30	$0.29	$1.19	$1.15

FINANCIAL SEGMENT INFORMATION (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011
Net sales
Consumer Packaging	$463,871	$485,041	$1,912,621	$1,977,298
Paper and Industrial Converted Products	448,152	451,784	1,840,827	1,892,220
Display and Packaging	130,365	109,135	477,632	471,445
Protective Solutions	133,482	83,613	555,049	157,969

Consolidated	$1,175,870	$1,129,573	$4,786,129	$4,498,932

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$40,107	$47,762	$176,768	$191,475
Paper and Industrial Converted Products	36,245	29,427	141,351	138,207
Display and Packaging	4,543	1,713	18,512	21,733
Protective Solutions	9,494	5,203	38,797	15,228
Restructuring/Asset impairment charges	(8,694)	(12,883)	(32,858)	(36,826)
Other non-base charges	1,586	(5,343)	4,489	(7,337)

Consolidated	$83,281	$65,879	$347,059	$322,480

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Sonoco Reports Fourth Quarter and Full-Year 2012 Results – page 10

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011

Net income	$42,828	$29,528	$196,120	$218,044
Asset impairment charges	2,551	3,513	8,427	12,518
Depreciation, depletion and amortization	51,244	48,260	200,403	179,871
Fox River environmental reserves	(1,476)	(580)	(2,796)	(1,959)
Pension and postretirement plan expense	13,050	9,974	52,856	36,853
Pension and postretirement plan contribution	(10,979)	(18,406)	(75,059)	(142,097)
Changes in working capital	29,167	40,282	1,337	(62,860)
Other operating activity	(14,993)	796	22,627	4,905

Net cash provided by operating activities	111,392	113,367	403,915	245,275

Purchase of property, plant and equipment, net *	(44,778)	(47,561)	(182,895)	(162,251)
Cost of acquisitions, exclusive of cash	—	(555,990)	(503)	(566,908)
Debt proceeds, net	135,841	545,925	85,748	660,865
Cash dividends	(30,234)	(29,003)	(119,771)	(114,958)
Shares acquired under announced buyback	—	—	—	(46,298)
Other, including effects of exchange rates on cash	(280)	2,496	11,067	1,549

Net increase in cash and cash equivalents	171,941	29,234	197,561	17,274
Cash and cash equivalents at beginning of period	201,143	146,289	175,523	158,249

Cash and cash equivalents at end of period	$373,084	$175,523	$373,084	$175,523

*	Prior year’s data have been reclassified to conform to the current year’s presentation

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	Dec. 31, 2012	Dec. 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$373,084	$175,523
Trade accounts receivable, net of allowances	619,761	606,785
Other receivables	36,311	43,378
Inventories	383,272	395,322
Prepaid expenses and deferred income taxes	87,468	90,702

	1,499,896	1,311,710
Property, plant and equipment, net	1,034,906	1,013,622
Goodwill	1,110,505	1,104,776
Other intangible assets, net	276,809	304,600
Other assets	253,949	258,091

	$4,176,065	$3,992,799

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$764,322	$784,535
Notes payable and current portion of long-term debt	273,608	53,666
Income taxes payable	6,305	5,551

	$1,044,235	$843,752
Long-term debt, net of current portion	1,099,454	1,232,966
Pension and other postretirement benefits	461,881	420,048
Deferred income taxes and other	67,281	70,625
Total equity	1,503,214	1,425,408

	$4,176,065	$3,992,799

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Sonoco Reports Fourth Quarter and Full-Year 2012 Results – page 11

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or “GAAP” results. Some of the information presented in this press release reflects the Company’s “as reported” or “GAAP” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

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Sonoco Reports Fourth Quarter and Full-Year 2012 Results – page 12

	Non-GAAP Adjustments
Three Months Ended December 31, 2012	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Income before interest and income taxes	$83,281	$8,694	$(1,586)	$90,389
Interest expense, net	$14,464	$—	$—	$14,464

Income before income taxes	$68,817	$8,694	$(1,586)	$75,925
Provision for income taxes	$30,558	$3,924	$(11,166)	$23,316

Income before equity in earnings of affiliates	$38,259	$4,770	$9,580	$52,609
Equity in earnings of affiliates, net of taxes	$4,569	$—	$—	$4,569

Net income	$42,828	$4,770	$9,580	$57,178
Net (income)/loss attributable to noncontrolling interests	$(45)	$12	$—	$(33)

Net income attributable to Sonoco	$42,783	$4,782	$9,580	$57,145

Per Diluted Share	$0.42	$0.05	$0.09	$0.56

	Non-GAAP Adjustments
Three Months Ended December 31, 2011	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Income before interest and income taxes	$65,879	$12,883	$5,343	$84,105
Interest expense, net	$12,829	$—	$—	$12,829

Income before income taxes	$53,050	$12,883	$5,343	$71,276
Provision for income taxes	$27,120	$3,036	$(2,365)	$27,791

Income before equity in earnings of affiliates	$25,930	$9,847	$7,708	$43,485
Equity in earnings of affiliates, net of taxes	$3,598	$—	$—	$3,598

Net income	$29,528	$9,847	$7,708	$47,083
Net (income)/loss attributable to noncontrolling interests	$(13)	$52	$—	$39

Net income attributable to Sonoco	$29,515	$9,899	$7,708	$47,122

Per Diluted Share	$0.29	$0.10	$0.07	$0.46

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Sonoco Reports Fourth Quarter and Full-Year 2012 Results – page 13

	Non-GAAP Adjustments
Twelve Months Ended December 31, 2012	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base
Income before interest and income taxes	$347,059	$32,858	$(4,489)	$375,428
Interest expense, net	$59,985	$—	$—	$59,985

Income before income taxes	$287,074	$32,858	$(4,489)	$315,443
Provision for income taxes	$103,759	$9,836	$(12,203)	$101,392

Income before equity in earnings of affiliates	$183,315	$23,022	$7,714	$214,051
Equity in earnings of affiliates, net of taxes	$12,805	$22	$—	$12,827

Net income	$196,120	$23,044	$7,714	$226,878
Net (income)/loss attributable to noncontrolling interests	$(110)	$116	$—	$6

Net income attributable to Sonoco	$196,010	$23,160	$7,714	$226,884

Per Diluted Share	$1.91	$0.22	$0.08	$2.21

	Non-GAAP Adjustments
Twelve Months Ended December 31, 2011	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(4)	Base
Income before interest and income taxes	$322,480	$36,826	$7,337	$366,643
Interest expense, net	$38,074	$—	$—	$38,074

Income before income taxes	$284,406	$36,826	$7,337	$328,569
Provision for income taxes	$78,423	$11,506	$16,813	$106,742

Income before equity in earnings of affiliates	$205,983	$25,320	$(9,476)	$221,827
Equity in earnings of affiliates, net of taxes	$12,061	$17	$—	$12,078

Net income	$218,044	$25,337	$(9,476)	$233,905
Net (income)/loss attributable to noncontrolling interests	$(527)	$200	$—	$(327)

Net income attributable to Sonoco	$217,517	$25,537	$(9,476)	$233,578

Per Diluted Share	$2.13	$0.25	$(0.09)	$2.29

(1)

Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2)

Other adjustments in the three- and twelve-month periods ended December 31, 2012, consist of excess insurance settlement gains and additional tax expense related to the repatriation of accumulated offshore cash, partially offset by reductions in tax expense from valuation allowance adjustments on deferred tax assets.

(3)

Other adjustments in the three-month period ended December 31, 2011, consist of acquisition-related costs of $9,339 pretax and insurance settlement gains on a facility destroyed by fire in 2010 totaling $3,996.

(4)

Other adjustments in the twelve months ended December 31, 2011 consist of acquisition-related costs of $12,290 pretax, insurance settlement gains of $4,953 pretax, and reductions in tax expense from valuation allowance adjustments on deferred tax assets totaling $14,969.